Exhibit 5.1

805 SW Broadway Suite 1500 Portland, OR 97205 503.226.1191 Phone 503.226.0079 Fax 503.226.8636 Direct apear@buchalter.com

June 16, 2022

Board of Directors Northwest Pipe Company 201 NE Park Plaza Drive, Suite 100 Vancouver, Washington 98684

Ladies and Gentlemen:

In connection with the registration of 1,000,000 shares of common stock (the “Common Stock”), of Northwest Pipe Company, an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on June 16, 2022 (“Registration Statement”), and the proposed offer and sale of such shares of Common Stock pursuant to the terms of the Northwest Pipe Company 2022 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Stock Incentive Plan have been duly authorized and when such shares have been issued, delivered and paid for in accordance with the terms of the Stock Incentive Plan, will be validly issued, fully paid and non-assessable.

Board of Directors

The opinion expressed herein is limited to the corporate laws of the State of Oregon and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the shares.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours, /s/ Buchalter, A Professional Corporation BUCHALTER A Professional Corporation